Exhibit 99.1
ION Reports First Quarter 2011 Results
     HOUSTON — May 4, 2011 — ION Geophysical Corporation (NYSE: IO) today reported first quarter 2011 revenues of $90.6 million, a 2% increase from revenues of $88.7 million in the first quarter of 2010, and a 25% increase excluding the revenues of the Legacy Land Systems (INOVA) segment. First quarter 2011 net income was $0.1 million, or $0.00 per diluted share, compared to a net loss of ($71.8) million, or ($0.60) per share, in the first quarter of 2010, or a net loss of ($11.2) million, or ($0.09) per share after excluding the special items associated with the formation of the land joint venture with BGP and the re-financing of our debts as shown in the table at the end of the first quarter 2010 press release.
     The first quarter 2011 results include non-cash, pre-tax charges of $4.2 million primarily related to the impact of foreign currency exchange rates on intercompany receivables held by the Software segment and non-cash stock-based compensation expense impacted by increases in ION’s stock price during the first quarter. These two items reduced first quarter earnings by approximately $0.03 per diluted share.
     Bob Peebler, ION’s Chief Executive Officer, said, “Our first quarter was one of our strongest first quarters in ION’s recent history due to a very solid start in both our marine systems and multi-client businesses. This was significant as our first quarter has historically been the weakest of each year. As we expected, our data processing business is still being impacted by the Macondo incident, but as we reported last quarter, our pipeline of business strengthened in December and is still building and we remain confident that we will experience a robust 2011. A first quarter highlight of this business was the opening of our joint venture processing services center in Brazil, which should give us better access to a strategically important market for sub-salt depth imaging.
     “The current turmoil in Libya significantly impacted our sensor geophone business and forced us to put planned multi-million dollar first quarter sales into Libya on an indefinite hold. Overall, I was pleased that, even with a slow start in both our data processing and sensor geophone businesses, we still outperformed our internal plan and we continue to expect another solid growth year for ION.

     “Exploration budgets will likely continue to increase as oil prices are hovering above $100/bbl and the global search for energy continues to heat up as energy demand is on the increase due to the improving world economies.”
FIRST QUARTER 2011
     Total revenues for the first quarter of 2011 increased to $90.6 million compared to $88.7 million a year ago. Excluding the revenues of the Legacy Land Systems (INOVA) segment, total first quarter revenues increased 25%. Solutions, Systems and Software segment revenues increased by 20%, 49% and 9%, respectively, over the same period a year ago.
     The Solutions group revenues increased to $57.9 million during the first quarter, compared to $48.1 million for the same period a year ago. This increase was predominantly driven by customers’ strong interest in access to the Company’s multi-client programs in Northeast Greenland, East Africa and Brazil, partially offset by decreased data processing sales that were impacted by lagging effects of the slowdown in the Gulf of Mexico.
     Systems segment sales increased to $24.0 million in the first quarter compared to $16.1 million in the same period of 2010, principally due to increased sales of towed streamer positioning products as new vessels entering the market are outfitted with the latest marine technology, including DigiBIRD® and DigiFIN®. Additionally, the Company’s sensor geophone business was adversely affected by recent events in the Middle East and North Africa as some contracted sales in this region were either cancelled or delayed.
     Software segment sales increased to $8.7 million in the first quarter compared to $8.0 million due to continued demand for the ORCA® software platform and the favorable impact of foreign exchange rates. Excluding foreign currency effects, Software segment revenues increased 6%.
     Consolidated gross margins for the first quarter of 2011 increased to 34% from 25% in the first quarter of 2010. The increase in gross margins was attributable primarily to the contribution of the Company’s lower margin land business to INOVA Geophysical in March 2010, which had a gross margin of (6%) in the first quarter of

2010. Excluding the results of the legacy land business, the overall gross margin of the Company’s remaining segments remained consistent with the prior period. Gross margins in the Systems segment improved 17 percentage points, predominantly related to sales mix and cost improvements, while Software and Solutions segment gross margins each decreased by 3% due to sales mix.
     As a percentage of revenue, after excluding the 2010 results of the legacy land business, operating expenses declined to 28% of sales during the quarter compared to 34% in the prior year period. Adjusted EBITDA increased 92% to $30.5 million compared to $15.9 million in the first quarter of 2010.
     The Company’s effective tax rate during the first quarter of 2011 was 24.6% (provision on income) compared to (20.7%) (provision on a loss) for the same period of 2010. The effective tax rate for the first quarter of 2010 included the impact of the formation of INOVA Geophysical. Removing the impact of the INOVA Geophysical transactions, the effective tax rate for the first quarter of 2010 would have been 29.1% (benefit on loss). The decrease in the effective tax rate is attributable to lower expected tax expense in certain foreign jurisdictions for 2011.
     The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. As a result, the Company’s share of INOVA Geophysical’s fourth quarter 2010 financial results is included in the Company’s first quarter results. For the first quarter, the Company recognized a loss on its equity investment of approximately $0.9 million.
     During the first quarter, the Company invested $80 million of excess cash in short-term certificates of deposit. Total cash and cash equivalents plus these short-term investments were $130.8 million as of March 31, 2011. Additionally, the Company has no outstanding balance associated with its $100 million revolving credit facility, bringing total liquidity to greater than $230 million.

OUTLOOK
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “While we normally anticipate the first quarter to be the weakest of each year, ION was able to break even as strong performances by our Solutions and Software segments, as well as the marine component of our Systems segment, offset weak performances by our sensor geophone business and our share of INOVA Geophysical.
     As previously mentioned in our fourth quarter earnings call, we anticipate 2011 financial performance to be significantly back-end loaded, which is consistent with our historical pattern over the past several years. Not only is this a reflection of the natural budget/planning cycle of our customers, but this year we are also seeing an increase in Solutions backlog to support a stronger second half and we anticipate recognizing the revenue on the 12 streamer system sold to BGP in the second half of the year.
     Additionally, we are increasing our guidelines for 2011 investments in multi-client data libraries by approximately $20 million for a full-year investment between $110 and $130 million. We expect a majority of this investment to be incurred during the third and fourth quarters. We will continue to invest in multi-client data libraries in strategic locations around the world; and we expect these investments to help position us for stronger financial results in the second half of 2011.”
CONFERENCE CALL
     The Company has scheduled a conference call for Thursday, May 5, 2011, at 10:00 a.m. Eastern Time that will include a slide presentation. To participate in the conference call, dial 480-629-9869 at least 10 minutes before the call begins and ask for the ION conference call. The earnings presentation slides can be accessed at
http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9OTIxNzd8Q2hpbGRJRD0tMXxUeXBlPTM=&t=1.
     A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 19, 2011. To access the replay, dial 303-590-3030 and use pass code 4436712#.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the webcast will be available shortly after the call on the Company’s website.
About ION
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&L
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the operation of the INOVA Geophysical joint venture; risks associated with litigation; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’

product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q filed during 2011.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Product revenues	$32,387	$40,242
Service revenues	58,165	48,477

Total net revenues	90,552	88,719

Cost of products	14,639	30,491
Cost of services	44,774	35,862

Gross profit	31,139	22,366

Operating expenses:
Research, development and engineering	5,839	8,999
Marketing and sales	7,042	7,906
General and administrative	12,187	16,438

Total operating expenses	25,068	33,343

Income (loss) from operations	6,071	(10,977)
Interest expense, net	(1,615)	(25,643)
Loss on disposition of land division	—	(38,115)
Fair value adjustment of warrant	—	12,788
Equity in losses of INOVA Geophysical	(860)	—
Other income (expense)	(2,999)	3,217

Income (loss) before income taxes	597	(58,730)
Income tax expense	147	12,160

Net income (loss)	450	(70,890)
Net loss attributable to noncontrolling interest	25	—

Net income (loss) attributable to ION	475	(70,890)
Preferred stock dividends	338	875

Net income (loss) applicable to common shares	$137	$(71,765)

Net income (loss) per share:
Basic	$0.00	$(0.60)
Diluted	$0.00	$(0.60)

Weighted average number of common shares outstanding:
Basic	153,666	120,312
Diluted	155,555	120,312

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$50,834	$84,419
Short-term investments	80,000	—
Accounts receivable, net	63,436	77,576
Unbilled receivables	40,997	70,590
Inventories	80,395	66,882
Prepaid expenses and other current assets	11,417	13,165

Total current assets	327,079	312,632
Deferred income tax asset	11,764	8,998
Property, plant and equipment, net	21,702	20,145
Multi-client data library, net	101,084	112,620
Investment in INOVA Geophysical	94,898	95,173
Goodwill	52,216	51,333
Intangible assets, net	18,988	20,317
Other assets	3,661	3,224

Total assets	$631,392	$624,442

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$5,539	$6,073
Accounts payable	27,964	30,940
Accrued expenses	41,788	54,799
Accrued multi-client data library royalties	10,707	18,667
Deferred revenue and other current liabilities	38,492	22,887

Total current liabilities	124,490	133,366
Long-term debt, net of current maturities	101,373	102,587
Other long-term liabilities	7,764	8,042

Total liabilities	233,627	243,995

Equity:
Cumulative convertible preferred stock	27,000	27,000
Common stock	1,550	1,529
Additional paid-in capital	835,769	822,399
Accumulated deficit	(447,911)	(448,386)
Accumulated other comprehensive loss	(12,253)	(15,530)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	397,590	380,447
Noncontrolling interest	175	—

Total equity	397,765	380,447

Total liabilities and equity	$631,392	$624,442

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$450	$(70,890)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	3,953	11,238
Amortization of multi-client data library	23,443	12,382
Stock-based compensation expense	2,812	1,061
Amortization of debt discount	—	8,656
Write-off of unamortized debt issuance costs	—	10,121
Fair value adjustment of warrant	—	(12,788)
Loss on disposition of land division	—	38,115
Equity in losses of INOVA Geophysical	860	—
Deferred income taxes	(2,854)	8,179
Change in operating assets and liabilities:
Accounts receivable	14,508	35,294
Unbilled receivables	29,593	(7,053)
Inventories	(13,404)	(52)
Accounts payable, accrued expenses and accrued royalties	(22,701)	(11,937)
Deferred revenue	15,537	3,913
Other assets and liabilities	(371)	400

Net cash provided by operating activities	51,826	26,639

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,674)	(1,268)
Investment in multi-client data library	(11,907)	(5,215)
Purchase of short-term investments	(80,000)	—
Proceeds from disposition of land division, net of fees paid	—	99,790
Other investing activities	—	(3,168)

Net cash provided by (used in) investing activities	(95,581)	90,139

Cash flows from financing activities:
Borrowings under revolving line of credit	—	85,000
Repayments under revolving line of credit	—	(174,429)
Net proceeds from issuance of debt	—	105,695
Net proceeds from issuance of common stock	—	38,039
Payments on notes payable and long-term debt	(1,748)	(139,211)
Payment of preferred dividends	(338)	(875)
Contribution from noncontrolling interest	200	—
Proceeds from exercise of stock options	11,793	—
Other financing activities	(37)	(28)

Net cash provided by (used in) financing activities	9,870	(85,809)

Effect of change in foreign currency exchange rates on cash and cash equivalents	300	(842)

Net increase (decrease) in cash and cash equivalents	(33,585)	30,127
Cash and cash equivalents at beginning of period	84,419	16,217

Cash and cash equivalents at end of period	$50,834	$46,344

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net revenues:
Systems:
Towed Streamer	$17,547	$10,234
Ocean Bottom	2	174
Other	6,411	5,708

Total	$23,960	$16,116

Software:
Software Systems	$8,427	$7,615
Services	272	356

Total	$8,699	$7,971

Solutions:
Data Processing	$20,299	$23,965
New Venture	22,450	7,426
Data Library	15,144	16,730

Total	$57,893	$48,121

Legacy Land Systems (INOVA)	$—	$16,511

Total	$90,552	$88,719

Gross profit:
Systems	$12,245	$5,558
Software	5,578	5,369
Solutions	13,316	12,423
Legacy Land Systems (INOVA)	—	(984)

Total	$31,139	$22,366

Gross margin:
Systems	51%	34%
Software	64%	67%
Solutions	23%	26%
Legacy Land Systems (INOVA)	—%	(6%)

Total	34%	25%

Income (loss) from operations:
Systems	$6,080	$909
Software	4,853	4,806
Solutions	5,812	5,565
Legacy Land Systems (INOVA)	—	(9,623)
Corporate and other	(10,674)	(12,634)

Total	$6,071	$(10,977)

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended
	March 31,
	2011	2010
Net income (loss)	$450	$(70,890)
Interest expense, net	1,615	25,643
Income tax expense	147	12,160
Depreciation and amortization expense	27,396	23,620
Equity in losses of INOVA Geophysical	860	—
Loss on disposition of land division	—	38,115
Fair value adjustment of warrant	—	(12,788)

Adjusted EBITDA	$30,468	$15,860

Reconciliation of Income (Loss) from Operations Excluding the
Legacy Land Systems (INOVA) Segment
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is our income (loss) from operations excluding our Legacy Land Systems (INOVA) segment. This segment was contributed to our joint venture (INOVA Geophysical) on March 25, 2010. Therefore, beginning on March 26, 2010, this contributed business is no longer consolidated into our results of operations. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended March 31, 2010:
Months Ended March 31, 2010

		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$88,719	$(16,511)	$72,208
Cost of sales	66,353	(17,495)	48,858

Gross profit	22,366	984	23,350

Operating expenses:
Research, development and engineering	8,999	(4,181)	4,818
Marketing and sales	7,906	(1,559)	6,347
General and administrative	16,438	(2,899)	13,539

Total operating expenses	33,343	(8,639)	24,704

Income (loss) from operations	$(10,977)	$9,623	$(1,354)

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